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                    Consent of Independent Auditors



We consent to the incorporation by reference in this Annual Report (Form 10-K) of Mueller Industries, Inc. of our report dated February 14, 1994, included in the 1993 Annual Report to Stockholders of Mueller Industries, Inc.


Our audits also included the consolidated financial statement schedules of Mueller Industries, Inc. listed in Item 14(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.


We also consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 33-41478 and No. 33-47307) pertaining to the 1991 Employee Stock Purchase Plan and the 1991 Incentive Stock Option Plan of Mueller Industries, Inc., respectively, of our report dated February 14, 1994, with respect to the financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedules included in this Annual Report (Form 10-K) of Mueller Industries, Inc.



                                                       ERNST & YOUNG




Wichita, Kansas
March 18, 1994